Finjan Provides Shareholders with Update for the 2nd Quarter of 2015

Received Favorable Ruling in Blue Coat Trial and Launched New Products/Services Business

E. PALO ALTO, CA -08/10/15-Finjan Holdings, Inc. (NASDAQ: FNJN) a cybersecurity company, is providing shareholders with an update on its key accomplishments during its second quarter ended June 30, 2015 and other subsequent events.

Strategic Highlights:

•	Unveiled CybeRiskTM Security Solutions Ltd. to offer cybersecurity related risk advisory services globally;

•	Reentered the world of development with release of the Finjan Mobile Secure Browser available for Apple and Android platform devices;

•	In the spirit of investing in innovation, launched and announced the winner of the Finjan Mobile Defense Challenge 2015 to identify next generation cybersecurity technologies;

•	Ruling in favor of Finjan for nearly $40 million in damages as a result of Finjan patents being found valid and infringed by a jury at the conclusion of the Blue Coat trial;

•	Reported $11.9 million in cash with an additional $2.3 million to be paid from existing licensing agreements over the next 12 months; and,

•	Completed the consolidation of Finjan operations into a single headquarters, now based in E. Palo Alto, California.

"It’s been a busy second quarter including returning to the world of technology development with the launch of Finjan’s Mobile Secure Browser applications, launching our cybersecurity services business CybeRisk, and embracing our commitment to innovation with our Mobile Defense Challenge,” said Phil Hartstein, President and CEO of Finjan. “The recent jury ruling in favor of Finjan in the Finjan v. Blue Coat trial for nearly $40 million in damages reinforces the merits of our patents and underscores our commitment to our licensing best practices. Looking ahead we will continue to strategically invest while carefully managing our cash position to create long-term value for our licensees, shareholders and investors in - and around - the cybersecurity sector.”

Second Quarter Licensing and Litigation Review:
On April 7, 2015, Finjan entered into a Patent License Agreement with F-Secure Corporation, a company incorporated in Finland. The agreement calls for F-Secure to pay Finjan $1,000,000 in cash, of which $700,000 was paid on April 22, 2015 and the remainder is due on and before March 31, 2016. Additionally, F-Secure will assign Finjan two patents, U.S. Patent Nos. 8,474,048 and 7,769,991. In exchange, Finjan agreed to, subject to certain restrictions, limits and other conditions, grant F-Secure a worldwide, fully-paid, nonexclusive field of use license to Finjan patents within two years of the effective date.

On August 4, 2015, the jury in Finjan, Inc. v. Blue Coat Systems Inc. (5:13-cv-03999-BLF) returned a unanimous verdict that each of the Finjan asserted patents are valid and enforceable.  Further, the jury returned a unanimous verdict that Finjan’s U.S. Patent Nos. 6,154,844 (the "'844 Patent"), 6,804,780 (the "'780 Patent"), 6,965,968 (the "'968 Patent"), and the 7,418,731 (the "'731 Patent") were literally infringed by Blue Coat, and that U.S. Patent No. 7,647,633 (the "'633 Patent") was infringed by Blue Coat under the Doctrine of Equivalents.  Upon the findings of infringement, the jury also decided that Finjan was entitled to $39.5 million in damages as reasonable royalties for Blue Coat's infringement.

Finjan has also filed a second patent infringement lawsuit against Blue Coat Systems, Inc. (Blue Coat), alleging infringement of seven Finjan patents relating to new infringing Blue Coat products and services. The Complaint (5:15-cv-03295, Docket No. 1), filed July 15, 2015, in the U.S. District Court for the

Northern District of California, alleges that Blue Coat's new products and services infringe seven Finjan patents. In particular, Finjan is asserting infringement of U.S. Patent Nos. 6,154,844; 6,965,968; 7,418,731; 8,079,086; 8,225,408; 8,566,580; 8,677,494; four of which are being asserted against Blue Coat for the first time.

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

Follow Finjan Holdings, Inc.:
Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan
Facebook: facebook.com/FinjanHoldings
Finjan Mobile Defense Challenge 2015: contest.finjan.com

Media Contact:
Nicholas Gaffney | Zumado Public Relations
(415) 732-7801 | ngaffney@zumado.com

Investor Contact:
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
Vanessa Winter | Finjan
(650) 282-3245 | investors@finjan.com

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the outcome of pending or future enforcement actions, our ability to expand our technology portfolio, the enforceability of our patents, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings’ intended plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.